EXHIBIT 99.1

BEELAND MANAGEMENT COMPANY, L.L.C.

Sponsor of THE ROGERS FUNDS

October 20, 2005

Dear Limited Partner:

We are writing to inform you of certain important recent developments concerning your investment in Rogers International Raw Materials Fund, L.P. (the “Fund”). For several months, Jim Rogers, Beeland Management and various Refco parties have had extensive and on going discussions about the trading and coordination of the licensing of the Rogers International Commodity Index (the “Index”). In connection with these discussions, Refco Securities LLC was engaged as the Fund’s selling group manager, and all futures trading was moved to Refco LLC, a registered futures broker. This began with the September 30, 2005 roll-over of positions tracking the Index. Additionally, the Fund entered into several over-the-counter transactions related to its trading to replicate component positions of the Index through Refco Capital Markets, Ltd. (“Refco Capital Markets”), a large over-the-counter contracts dealer affiliated with Refco LLC.

On October 10, 2005, Refco Inc., the parent company of Refco LLC and Refco Capital Markets, announced that it had discovered, through an internal review, a receivable owed by an entity controlled by Phillip R. Bennett, then the Chief Executive Officer of Refco Inc., in an amount of approximately $430 million. Mr. Bennett, who repaid such receivable, has been arrested and charged with securities fraud. On October 11, 2005, we learned that a substantial portion of the Fund’s assets, the vast majority of those assets being U.S. government securities, were being held in an account in the Fund’s name at Refco Capital Markets. This was contrary to our instructions to Refco LLC representatives that the Fund’s assets be held in customer segregated funds at Refco LLC until further notice. We attempted on October 11th and 12th to have Fund assets moved from Refco Capital Markets to the Fund’s account at Refco LLC, but to date have been unsuccessful.

On October 13, 2005, Refco Inc. announced that the liquidity within Refco Capital Markets was not sufficient to continue operations and that it had imposed a fifteen day moratorium on all of its activities. On October 17, an investor group headed by the private buy-out firm J.C. Flowers & Co. reached a preliminary agreement to purchase Refco LLC and, apparently in connection with that agreement, Refco Inc. and several affiliates, including Refco Capital Markets (but not Refco LLC), filed for bankruptcy court protection under Chapter 11—Reorganization—of the U.S. Bankruptcy Code. Although the Fund is listed in the filing as among the largest unsecured creditors of Refco Capital Markets, such listing is not a legal conclusion. The filings note that certain creditor claims are securities which Refco Capital Markets is obligated to return to customers.

The Fund is currently continuing its operations tracking the Index and, as of today, anticipates continuing to do so for the foreseeable future. However, since Refco Capital Markets currently holds approximately 63% of the Fund’s assets and is now under bankruptcy court protection, and because we cannot be sure whether or not the Fund will sustain any loss on its assets held at Refco Capital Markets (or the amount of any such loss), the Fund is currently unable to provide an accurate value for its Units for reporting purposes. Therefore the Fund anticipates that no redemptions will be able to be processed for October 31, 2005.

Chicago Board of Trade • 141 W. Jackson Blvd., Suite 1340A • Chicago, Illinois 60604

(312) 264-4375 • Fax (312) 264-4303 • (877) 423-3526

BEELAND MANAGEMENT COMPANY, L.L.C.

Sponsor of THE ROGERS FUNDS

We have engaged Sidley Austin Brown & Wood LLP as counsel and they are attempting through the bankruptcy court to have Fund assets held at Refco Capital Markets released into the Fund’s trading account at Refco LLC or Man Financial Inc. We believe that such assets should have been held at Refco LLC and further that even if held at Refco Capital Markets should be returned to the Fund as specifically identifiable securities held for a customer. If the Fund is successful in persuading the bankruptcy court to release the Fund’s assets to the Fund’s trading account, the Fund will announce a special redemption date for those limited partners wishing to redeem their investment in the Fund. Please be aware, however, that we may not succeed in persuading the bankruptcy court to release Fund assets and that the Fund may be involved in Refco’s bankruptcy proceeding for quite some time.

We very much regret this turn of events. We did diligence on Refco LLC and Refco Capital Markets before engaging them. We are as shocked as we’re sure you are by the disclosures of misconduct, the incredibly rapid deterioration and subsequent bankruptcy of Refco. We will do everything in our power to remedy this situation and fully believe that our claims have solid legal merit. We will promptly notify you of further material developments.

Should you have any questions, please call the undersigned at (312) 264-4375.

Walter Thomas Price III
Managing Member
Beeland Management Company, L.L.C.

Chicago Board of Trade • 141 W. Jackson Blvd., Suite 1340A • Chicago, Illinois 60604

(312) 264-4375 • Fax (312) 264-4303 • (877) 423-3526